SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)


AMVESCAP PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


Ordinary Shares**
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


GB0001282697
--------------------------------------------------------------------------------
                                 (CUSIP Number)


February 12, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


**see Item 2(d)

CUSIP No. GB0001282697   		  13G                    Page 2 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Limited
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            1,447,161
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          33,970,890
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         1,447,161
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            33,970,890

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,418,051*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.26% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 3 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Investment Services Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            73,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          34,035,890
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         73,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            34,035,890

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

34,109,390*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.11% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697     		13G                    Page 4 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          12,987,507
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            12,987,507

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,987,507*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.56% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 5 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage Fund II
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          15,071,120
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            15,071,120

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,071,120*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.81% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697    		 13G                    Page 6 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC American Balanced Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          135,850
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            135,850

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

135,850*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.02% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 7 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Diversified Canada Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2,474,386
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2,474,386

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,474,386*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.30% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697    		 13G                    Page 8 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Global Advantage Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,488,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            1,488,000

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,488,000*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.18% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697     		13G                    Page 9 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Value Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,272,090
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            1,272,090

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,272,090*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.15% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 10 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage II Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          344,385
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            344,385

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

344,385*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.04% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*  See item 2(a)

CUSIP No. GB0001282697    		 13G                    Page 11 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC American Balanced Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          23,872
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            23,872

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,872*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697  		  13G                    Page 12 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Diversified Canada Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          37,700
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            37,700

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,700*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 13 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Value Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          39,460
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            39,460

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

39,460*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697    		 13G                    Page 14 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Global Advantage Corporate Class
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          96,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            96,520

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

96,520*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 15 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

BERKSHIRE SERVICES INC.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            1
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         1
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

See item 2(a)

CUSIP No. GB0001282697   		  13G                    Page 16 of 26 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

MANDEVILLE FINANCIAL SERVICES LIMITED
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES            23,118
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          Nil
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         23,118
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            Nil

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,118*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          *  See item 2(a)

CUSIP No. GB0001282697              13G    	   	      Page 17 of 26 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Lee-Chin
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
________________________________________________________________		   __ _
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           70,571
   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          35,579,670*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         70,571
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            35,579,670*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,650,241*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.29% of outstanding exchangeable shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     *  See item 2(a)


CUSIP No. GB0001282697       		  13G                  Page 18 of 26 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Portland Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
________________________________________________________________		    ___
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
    		   _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          35,579,670*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            35,579,670*

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,579,670*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.28% of outstanding ordinary shares*

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     *  See item 2(a)


CUSIP No. GB0001282697   		 13G                     Page 19 of 26 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

AMVESCAP PLC
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

11 Devonshire Square, London, EC2M 4YR, United Kingdom

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") is a corporation incorporated under the laws of Ontario. AIC's wholly owned subsidiary AIC Investment Services Inc. ("AISI") is the portfolio manager of certain accounts (including the Funds and other investment advisor accounts) and AIC is the manager and trustee of certain mutual funds in Ontario (collectively the "Funds")which are owners of record of the securities of the Issuer. AISI is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act Ontario. AISI is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Berkshire Securities Inc. and Mandeville Financial Services Limited are corporations incorporated under the laws of Ontario and are subsidiaries of Portland Holdings Inc. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 95% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the shares of the Issuer held by AIC as trustee of the Funds and by the Funds, although he disclaims beneficial ownership of such holding. Mr. Lee-Chin is a citizen and resident of Canada.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8
________________________________________________________________________________
Item 2(c).  Citizenship:

Michael Lee-Chin - Canadian
Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
AIC Limited- Incorporated under the laws of Ontario, Canada
AIC Investment Services Inc. - Incorporated under the laws of Ontario, Canada Berkshire Securities Inc. - Incorporated under the laws of Ontario, Canada Mandeville Financial Services Limited - Incorporated under the laws of Ontario Funds - certain mutual funds organized under the laws of Ontario, Canada
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

**Ordinary Shares include shares held as Exchangeable Shares.
________________________________________________________________________________
Item 2(e).

CUSIP Number:  GB0001282697
________________________________________________________________________________


CUSIP No. GB0001282697   		 13G                     Page 20 of 26 Pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [x]

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  35,650,241*

     (b)  Percent of class:  4.29%*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,614,351

          (ii)  Shared power to vote or to direct the vote 35,650,241*,

          (iii) Sole power to dispose or to direct the disposition of 1,614,351

          (iv) Shared power to dispose or to direct the disposition of 35,650,241*,

*   See item 2(a)

CUSIP No. GB0001282697    		 13G                     Page 21 of 26 Pages

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

The reporting persons no longer own more than five percent of the shares of the Issuer
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Inapplicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Inapplicable
________________________________________________________________________________
Item 10.  Certifications.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2004

AIC LIMITED


By   /s/Victoria J. Ringelberg					02/12/2004
     Victoria J. Ringelberg,						Date
     Chief Financial Officer

AIC INVESTMENT SERVICES INC.


By   /s/Victoria J. Ringelberg					02/12/2004
     Victoria J. Ringelberg,						Date
     Chief Financial Officer
CUSIP No. GB0001282697   		 13G                     Page 22 of 26 Pages


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC AMERICAN BALANCED FUND

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA FUND

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC GLOBAL ADVANTAGE FUND

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC VALUE FUND

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC ADVANTAGE II CORPORATE CLASS

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC AMERICAN BALANCED CORPORATE CLASS

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date
CUSIP No. GB0001282697   		 13G                     Page 23 of 26 Pages


AIC LIMITED as trustee for the
AIC DIVERSIFIED CANADA CORPORATE CLASS

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC VALUE CORPORATE CLASS

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


AIC LIMITED as trustee for the
AIC GLOBAL ADVANTAGE CORPORATE CLASS

By	/s/Victoria J. Ringelberg					02/12/2004
	Chief Financial Officer						Date


BERKSHIRE SECURITIES INC.


By   /s/Victoria J. Ringelberg 					02/12/2004
     Victoria J. Ringelberg, 						Date

Under Power of Attorney dated March 14, 2003.


MANDEVILLE FINANCIAL SERVICES LIMITED


By   /s/Victoria J. Ringelberg 					02/12/2004
     Victoria J. Ringelberg, 						Date

Under Power of Attorney dated March 14, 2003.


MICHAEL LEE-CHIN


By   /s/Victoria J. Ringelberg 					02/12/2004
     Victoria J. Ringelberg, 						Date
     Chief Financial Officer

Under Power of Attorney dated March 14, 2003.

PORTLAND HOLDINGS INC.


By   /s/Victoria J. Ringelberg					02/12/2004
     Victoria J. Ringelberg,						Date
     Chief Financial Officer
CUSIP No. GB0001282697   		 13G                     Page 24 of 26 Pages

Under Power of Attorney dated March 14, 2003.


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


POWER OF ATTORNEY

The undersigned does hereby appoint Jonathan Wellum and Victoria Ringelberg, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership or deemed ownership of equity securities held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.


IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 14th day of March, 2003.

/s/Michael Lee Chin
Michael Lee Chin


JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the American Depository, Exchangeable and Ordinary Shares of Amvescap PLC and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this agreement as of the 12th day of February, 2004.



AIC LIMITED

By   /s/Victoria J. Ringelberg
    Victoria J. Ringelberg,
    Chief Financial Officer


AIC INVESTMENT SERVICES INC.

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
Chief Financial Officer


AIC ADVANTAGE FUND

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
	Chief Financial Officer
CUSIP No. GB0001282697  		  13G                    Page 25 of 26 Pages


AIC ADVANTAGE FUND II

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC AMERICAN BALANCED FUND

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC DIVERSIFIED CANADA FUND

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC GLOBAL ADVANTAGE FUND

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC VALUE FUND

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC ADVANTAGE II CORPORATE CLASS

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC AMERICAN BALANCED CORPORATE CLASS

By	/s/Victoria J. Ringelberg
	Chief Financial Officer


AIC DIVERSIFIED CANADA CORPORATE CLASS

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer

CUSIP No. GB0001282697  		  13G                    Page 26 of 26 Pages

AIC VALUE CORPORATE CLASS

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


AIC GLOBAL ADVANTAGE CORPORATE CLASS

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg
	Chief Financial Officer


BERKSHIRE SECURITIES INC.

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
Chief Financial Officer

Under Power of Attorney dated March 14, 2003.

MANDEVILLE FINANCIAL SERVICES LIMITED

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
Chief Financial Officer

Under Power of Attorney dated March 14, 2003.

MICHAEL LEE-CHIN

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
Chief Financial Officer

Under Power of Attorney dated March 14, 2003.

PORTLAND HOLDINGS INC.

By	/s/Victoria J. Ringelberg
Victoria J. Ringelberg,
Chief Financial Officer

Under Power of Attorney dated March 14, 2003.